Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305
OLD DOMINION FREIGHT LINE ANNOUNCES LTL TONS PER DAY AND REVENUE PER HUNDREDWEIGHT FOR OCTOBER AND NOVEMBER 2015
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THOMASVILLE, N.C. - (December 1, 2015) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today reported its results for less-than-truckload (“LTL”) tons per day and revenue per hundredweight for October and November 2015. LTL tons per day increased 4.4% and 3.1% for October and November 2015, respectively, compared to October and November 2014. These increases reflected growth in LTL shipments per day of 9.7% for October 2015 and 8.7% for November 2015 as compared to the same months in 2014, partially offset by a year-over-year decline in LTL weight per shipment of 4.8% and 5.2% for October and November 2015, respectively.

Old Dominion’s LTL revenue per hundredweight decreased 1.5% for October 2015 and approximately 0.6% for November 2015 as compared to the same months in 2014, primarily due to declines in fuel surcharges. Excluding fuel surcharges, LTL revenue per hundredweight increased 5.3% for October and approximately 6.1% for November 2015 as compared to the same periods in the prior year.

David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion, commented, “Old Dominion continued to produce solid year-over-year growth in shipments while also improving our yields, net of fuel surcharges, for the first two months of the fourth quarter of 2015. The domestic economy continues to show some weakness, however, which is reflected in our volume and weight per shipment trends. We are pleased with our yield trends and believe that the pricing environment continues to be stable while demand for our service remains strong. As a result, we are well-positioned to win additional market share by continuing to provide premium service at a fair price.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization,

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ODFL Announces LTL Tons Per Day and Revenue Per Hundredweight for October and November 2015

December 1, 2015

of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) various risks arising from our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center network; (25) damage to our reputation from the misuse of social media; (26) dilution to existing shareholders caused by any issuance of additional equity; and (27) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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